Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-215648 and No. 333-201456) of Extreme Networks, Inc. of our report dated June 29, 2017  relating to the special purpose combined financial statements of Networking, which appears in this Current Report on Form 8‑K of Extreme Networks, Inc.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
July 17, 2017